EXHIBIT 99

                      TEXT OF LETTER TO PHYSICIAN PARTNERS
                         IN USE BEGINNING APRIL 30, 2003

                      [HEALTHSOUTH Corporation Letterhead]

April 29, 2003

Dear _______________:

We thank you for the commitment you've shown as a physician partner of HealthSouth over the past several weeks. We are doing everything we can to ensure the stability of our local facilities and network and, thanks to your support, our local operations remain sound.

As we've told you before, our efforts are focused on three primary goals:

   o Improving and strengthening our cash position;
   o Protecting and supporting our core clinical and patient needs; and
   o Restoring financial credibility.

We are pleased to report that progress is evident in each of these areas.

IMPROVING AND STRENGTHENING CASH FLOWS

To strengthen HealthSouth's liquidity position, we have moved quickly to eliminate unnecessary corporate expenditures and other projects in order to direct our full resources to support our core field operations. For example, we have reduced 250 non-clinical positions at the corporate level, are attempting to sell the company's fleet of aircraft and other vehicles, have scaled back construction on new facilities until we can assess their appropriateness, and are also considering the sale of two acute care hospitals. By focusing only on patient care costs, we have been able to build cash and reduce the amount of time it takes for our critical vendors to receive payments. This has resulted in fewer vendor complaints and less pressure on our company to accelerate payment schedules. Going forward, we will continue to look for ways to reduce costs and conserve cash without disrupting patient care. We will keep you updated on our progress as events warrant.

PROTECTING AND SUPPORTING OUR CORE CLINICAL AND PATIENT NEEDS

We are committed to taking all possible steps to provide you with the resources and support you need to continue providing your patients with superior care. We believe we have ample funds to support our operations - including paying employees, vendors and suppliers in the normal course. As you know, we accelerated the first quarter 2003 payments of distributions, which we mailed out on April 18, 2003, as a sign of our commitment to you.


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We recognize the importance of providing adequate and current insurance to
HealthSouth affiliated facilities treating HealthSouth patients and will make every effort to ensure that your coverage remains uninterrupted. You can be assured that professional liability insurance coverage for the partnerships remains at the same levels that it has always been, and we do not expect this to change. Columbia / Continental Casualty, a CNA company, and HCS, Ltd., HealthSouth's captive insurance subsidiary, provide primary professional and general liability insurance for each of HealthSouth Corporation's facilities. Additionally, we have several insurance programs in place to cover claims in excess of the primary limits (subject to the self-insured retention) issued by carriers such as Endurance Specialty Insurance Company and XL Insurance Company.

RESTORING FINANCIAL CREDIBILITY

As we have mentioned in previous letters, a forensic audit of the corporate historical financial statements is currently being conducted by PricewaterhouseCoopers. Once this is complete, we will have a strong understanding of the impact of the alleged fraudulent activity on our historical financial statements and will be able to share that information with you.

On a parallel track, HealthSouth is in the process of selecting a new independent accounting firm to conduct our independent audit going forward. We currently expect to make a decision by April 30, 2003. Recently, we have received requests from some physician partners who would like to appoint auditors for their own local facilities. While we understand the reasons for these requests, to avoid any conflict of interest issues, we are asking these partnerships to postpone any selection of an auditor for their facilities until HealthSouth's own selection is complete. Your cooperation will help ensure that the selection of HealthSouth's national auditor is accomplished as quickly as possible.

We would like to reiterate our gratitude for your support over these past weeks and assure you that our local operations and network are stable and that HealthSouth is committed, more than ever before, to placing our first priority on patient care. That is the principle on which this company was founded and upon which our future is based.

Sincerely,


/s/ Larry Taylor                             /s/ Bryan Marsal
-----------------------------------          ---------------------------
Larry Taylor                                 Bryan Marsal
President and COO, Surgery Division          Chief Restructuring Officer